May 1, 2006

Ms. Joann Bennett
Point Management Associates
P.O. Box 90417
San Antonio, Texas 78209

Dear Joann:

This letter sets forth our agreement respecting the engagement by the undersigned (“Company” / “Argyle Security”) of Point Management Associates (“Point Management”) as a consultant to the Company.

1.    Company hereby engages Point Management, and Point Management hereby agrees to be engaged, as a consultant to the company, pursuant to the terms hereof.

2.    During the Term, as hereinafter defined, Point Management shall provide the services of Cindy Kittrell, an employee of Point Management, to the Company and, subject to the direction of Company’s officers, Cindy Kittrell will perform such duties as are assigned to her by an officer of the Company or the Company’s Board of Directors (the “Services”). Neither Point Management nor Ms. Kittrell may, on their own behalf or on behalf of any third party, engage in any activity that is in competition with the Company. Point Management and Ms. Kittrell acknowledge that this agreement does not preclude Company from seeking other persons to perform the Services or activities similar to the Services.

3.    In full compensation for the Services, Company shall pay Point Management a fee at the monthly rate of $5,750.00. Point Management and/or Cindy Kittrell, as applicable, shall be reimbursed for out-of-pocket costs, including travel costs, incurred in performing Services, in accordance with Company’s applicable policies, as in effect from time to time, provided that all such costs are approved by the Company in advance.

4.    The Term of this agreement shall commence on the date hereof and continue until this agreement is terminated. This agreement may be terminated at any time by either party on fifteen days prior written notice to the other party.

5.    Except in connection with and in furtherance of Point Management’s and Cindy Kittrell’s work on the Company's behalf, neither Point Management nor Ms. Kittrell may, without the Company's prior written consent, at any time, directly or indirectly: (i) use any of the Company’s confidential information for any purpose; or (ii) disclose or otherwise communicate any of the Company’s confidential information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any of the Company’s confidential information. For the purposes of this agreement, “confidential information” means all nonpublic information and know-how (in whatever form (including written, oral or by demonstration)) directly or indirectly relating to or arising from the Company’s business, or any portion thereof at any time engaged in or proposed to be engaged in, including, without limitation, trade secrets, patents, trademarks, websites, copyrights, information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, the Company’s business plans and strategies, market research, data and analysis. All confidential information is the property of the Company and will remain the property of the Company.

6.    Each of Point Management and Ms. Kittrell hereby assigns to the Company its or her entire right to all confidential information that it or she develop while working as a consultant to the Company, all of which shall be the sole and exclusive property of the Company, whether or not subject to patent, copyright, trademark or trade secret protection. Each of Point Management and Ms. Kittrell also acknowledge that all original works of authorship that are made by either of them (solely or jointly with others), within the scope of this agreement, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). To the extent that any such works, by operation of law, cannot be “works made for hire,” Point Management and Ms. Kittrell hereby assign to the Company all right, title, and interest in and to such works and to any related copyrights.

7.    This agreement contains the parties’ entire understanding with respect to the subject matter hereof and supersedes any and all previous or contemporaneous agreements between them with respect thereto. Neither party’s rights or obligations under this agreement may be assigned or delegated, and neither can this agreement be amended, nor any term hereof waived, except by a writing signed by each party. The determination by a court that any provision that is not of the essence of this agreement is invalid shall not affect the validity of any other provision hereof. The parties shall cooperate in good faith to substitute for any invalidated provision a valid provision, as alike in substance to such invalidated provision as would be lawful. Nothing herein shall constitute the parties as partners or agents of one another, create any fiduciary duty between the parties, or authorize either party to bind the other, and neither party shall make any contrary representation. The parties shall execute all such further instruments and documents as either shall reasonably request to effectuate any provision hereof. This agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in such jurisdiction by residents thereof. Each party waives jury trial with respect to adjudication of any dispute arising under this agreement. Any notice authorized or required to be given hereunder shall be in writing, addressed to the respective parties as set forth on the first page hereof or to such other address as either party shall specify to the other in accordance with these notice provisions, and deemed given or made, if by hand or courier service by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; if by telecopier or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or 15 days after mailing by certified or registered mail, return receipt requested.

Please acknowledge that the foregoing correctly sets forth our agreement by signing below in the space provided, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

ARGYLE SECURITY ACQUISITION CORPORATION

By:	/s/ Bob Marbut
Name: Bob Marbut
Title: Chairman and Co-CEO

ACCEPTED AND AGREED:

/s/ Joann Bennett
Joann Bennett
Owner
Point Management Associates

ACKNOWLEDGED AND AGREED:

/s/ Cindy Kittrell
Cindy Kittrell